                                                                  Exhibit T3A-32

                        THE COMMONWEALTH OF MASSACHUSETTS

                             WILLIAM FRANCIS GALVIN
                          Secretary of the Commonwealth
                One Ashburton Place, Boston, Massachusetts 02108

                        RESTATED ARTICLES OF ORGANIZATION
                        (Under G.L. Ch. 156B, Section 74)


         We, J. Roy Pottle, Vice President and Patricia A. Gray, Clerk, of Arch Connecticut Valley, Inc., located at 1800 West Park Drive, Suite 250, Westborough, MA, do hereby certify that the following Restatement of the Articles of Organization was dully adopted

         SEE ATTACHMENT 1

                                    ARTICLE I

                         The name of the corporation is:

                          Arch Connecticut Valley, Inc.

                                   ARTICLE II


         The purpose of the corporation is to engage in the following business activity(ies):

         SEE ATTACHMENT 2
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                                   ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corproatin is authorized to issue:

                WITHOUT PAR VALUE                                                 WITH PAR VALUE

TYPE            NUMBER OF SHARES                  TYPE                 NUMBER OF SHARES               PAR VALUE
Common:                                          Common:                     1,000                      $.01
Preferred:                                       Preferred:

                                   ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

NONE

                                    ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

NONE

                                   ARTICLE VI

**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

SEE ATTACHMENT 6.


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                                  ATTACHMENT 1

pursuant to Section 73 of Chapter 156B of the General Laws of Massachusetts in accordance with an order dated May 14, 2002 of the United States Bankruptcy Court for the District of Massachusetts, Western Division, in In re Arch Wireless, Inc., et. al., Case No. 01-47330-HJB, confirming the First Amended Joint Plan of Reorganization, as modified, of Arch Wireless, Inc. and its domestic subsidiaries, including the corporation.

                                  ATTACHMENT 2

                  (a) To acquire, own or operate radio common carrier, paging and conventional mobile telephone systems, both within and without the Commonwealth of Massachusetts; and to carry on and undertake any business, transaction or activity relating to the foregoing and, in the course of such business, transaction or activity, to (i) draw, accept, endorse, acquire, and sell any and all negotiable or transferable instruments and securities, (ii) make and enter into contracts, agreements, and obligations, of every type and description, with full power to perform any and all acts connected therewith or arising therefrom or incidental thereto, and (iii) perform any and all additional acts which are necessary and proper.

                  (b) To transfer, to other persons or corporations, by grant, license, franchise, or other method, the right or privilege to carry on any kind of business on such terms as the corporation shall deem expedient or proper.

                  (c) To acquire the good will, business, property or assets (including a trade name or trade style), and to assume or undertake the whole or any part of the liabilities of any person, firm, association or corporation and to pay for the same in cash, stock, bonds, debentures or other securities of the corporation, or otherwise, as the directors may determine.

                  (d) To carry on any manufacturing, mercantile, selling, management, service or other business, transaction or activity which may be lawfully carried on by a corporation organized under Massachusetts General Laws, Chapter 156B, as amended (or the provisions of any substituted chapter of the General Laws of the Commonwealth of Massachusetts, dealing with the same general subject matter as such Chapter as now in effect, which may hereafter be enacted), whether or not related to those purposes referred to in the foregoing paragraphs.

                  (e) To carry on any business, transaction or activity through a wholly or partly-owned subsidiary, or as a partner.

                  (f) To carry on any business, transaction or activity referred to in the foregoing paragraphs to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or in conjunction with any corporation, association, trust, firm, individual or government agency.

                  (g) To have as additional purposes all powers granted and conferred by the laws of the Commonwealth of Massachusetts upon business corporations organized under Chapter 156B (or any such substituted chapter) of the General Laws of Massachusetts; provided, however, that no such purpose shall include any activity inconsistent with such Chapter 156B (or any such substituted chapter), or any other applicable provisions of the General Laws of Massachusetts.

                                  ATTACHMENT 6

         6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

         6A. LIMITATION OF DIRECTOR LIABILITY

         Except to the extent that Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         6B. INDEMNIFICATION

                  1. Actions, Suits and Proceedings. The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director, officer, partner, employee or trustee of, or in a similar capacity with, the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including in any capacity with respect to any employee benefit plan of the corporation) (each such person being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments and fines reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation. Notwithstanding anything to the contrary in this Article, the corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the corporation makes any indemnification payments to an Indemnitee and the Indemnitee is subsequently reimbursed for such indemnification payments from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the corporation to the extent of such insurance reimbursement.

                  2. Settlements. The right to indemnification conferred in this Article shall include the right to be paid by the corporation for amounts paid in settlement of any such action, suit or proceeding and any appeal therefrom, and all expenses (including attorneys' fees)


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incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless and to the extent it is determined pursuant to Section 5 below that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

                  3. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the corporation to the Indemnitee of its election so to assume such defense, the corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section
3. The Indemnitee shall have the right to employ his own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the corporation,
(ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Article. The corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The corporation shall not be required to indemnify the Indemnitee under this Article for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent. Neither the corporation nor the Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

                  4. Advance of Expenses. Subject to the provisions of Section 5 below, to the extent that the corporation does not assume the defense pursuant to Section 3 of this Article of any action, suit, proceeding or investigation of which the corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.


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                  5. Procedure for Indemnification. In order to obtain
indemnification or advancement of expenses pursuant to Section 1, 2 or 4 of this Article, the Indemnitee shall submit to the corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 45 days after receipt by the corporation of the written request of the Indemnitee, unless the corporation determines within such 45-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit, proceeding or investigation in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the corporation), or (d) a court of competent jurisdiction.

                  6. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the 45-day period referred to above in Section 5. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to Section 5 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation.

                  7. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156B of the Massachusetts General Laws or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

                  8. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights


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and procedures different from those set forth in this Article. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

                  9. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

                  10. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, partner, employee, trustee or agent of the corporation or another organization or employee benefit plan against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156B of the Massachusetts General Laws.

                  11. Merger or Consolidation. If the corporation is merged into or consolidated with another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

                  12. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

                  13. Subsequent Legislation. If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.

         6C. OTHER PROVISIONS

                  (a) The directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision of such by-laws which by law or these Articles or the by-laws requires action by the stockholders.

                  (b) Meetings of the stockholders of the corporation may be held anywhere in the United States.


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                  (c) The corporation shall have the power to be a partner in any business enterprise which this corporation would have the power to conduct by itself.

                  (d) The corporation, by vote of a majority of the stock outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of a majority of each such class of stock outstanding), may (i) authorize any amendment to its Articles of Organization pursuant to Section 71 of Chapter 156B of the Massachusetts General Laws, as amended from time to time, (ii) authorize the sale, lease or exchange of all or substantially all of its property and assets, including its goodwill, pursuant to Section 75 of Chapter 156B of the Massachusetts General Laws, as amended from time to time, and (iii) approve an agreement of merger or consolidation pursuant to Section 78 of Chapter 156B of the Massachusetts General Laws, as amended from time to time.

                  (e) The corporation will not issue nonvoting capital stock to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the "Bankruptcy Code"); provided, however, that the restriction set forth in this subsection (e): (i) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the corporation, and (iii) in all events may be deemed void or eliminated in accordance with applicable law as from time to time in effect.


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                                   ARTICLE VII

The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

                                  ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

         1800 West Park Drive, Suite 250, Westborough, MA 01581

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

                   NAME                                   RESIDENTIAL ADDRESS            POST OFFICE ADDRESS
President:         Lyndon R. Daniels                                                     1800 West Park Drive, Ste. 250
                                                                                         Westborough, MA 01581

Treasurer:         Gerald J. Cimmino                                                     1800 West Park Drive, Ste. 250
                                                                                         Westborough, MA 01581

Clerk:             Patricia A. Gray                                                      1800 West Park Drive, Ste. 250
                                                                                         Westborough, MA 01581

Directors:         C. Edward Baker, Jr.                                                  1800 West Park Drive, Ste. 250
                                                                                         Westborough, MA 01581

c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: December

d. The name and business address of the resident agent, if any, of the corporation is:

We further certify that the foregoing Restated Articles of Organization affect no amendments on the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:


                Articles III, V, VI and VII are amended hereby.

SIGNED UNDER THE PENALTIES OF PERJURY, this ___ day of May, 2002,


________________, Vice President,

________________, Clerk


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